                                                                  EXHIBIT 2(i)


                      AGREEMENT AND PLAN OF REORGANIZATION

         This is an AGREEMENT dated December 12, 1994, between National City Bancshares, Inc. (hereinafter called "NCBE") and White County Bank (hereinafter called "White County").

                                  WITNESSETH:

         NCBE is a corporation duly organized under the laws of the State of Indiana. Its principal office is located at 227 Main Street, Evansville, Vanderburgh County, Indiana. As of June 30, 1994, NCBE had authorized capital stock consisting of 5,000,000 shares of common stock, par value $3.33 1/3 per share, ("NCBE Common Stock") of which a total of 3,693,254 shares were issued and outstanding and none were shares of treasury stock owned by NCBE. NCBE owns all of the outstanding capital stock of The National City Bank of Evansville, Evansville, Indiana; Poole Deposit Bank, Poole, Kentucky; The Peoples National Bank of Grayville, Grayville, Illinois; The Farmers and Merchants Bank, Fort Branch, Indiana; Farmers State Bank, Sturgis, Kentucky; Lincolnland Bank, Dale, Indiana; The State Bank of Washington, Washington, Indiana; The Spurgeon State Bank, Spurgeon, Indiana; Pike County Bank, Petersburg, Indiana; and The Bank of Mitchell, Mitchell, Indiana (hereinafter referred to as "NCBE Banks"); and NCBE Leasing Corp., Evansville, Indiana.

         White County is an Illinois state banking corporation duly organized under the laws of the State of Illinois. Its principal office is located at 215 E. Main Street, Carmi, Illinois 61821. As of June 30, 1994, White County had authorized capital stock consisting of 9,600 authorized shares of common stock, $100 par value per share ("White County Common Stock"), of which 9,600 shares were issued and outstanding and none were shares of treasury stock owned by White County.

         At least a majority of the entire Board of Directors of NCBE and at least a majority of the entire Board of Directors of White County, respectively, have approved the entering into of this Agreement and have authorized the execution and delivery of this Agreement. The Boards of Directors of NCBE and White County have determined that it is in the best interests of their respective corporations and Stockholders that White County become a wholly owned subsidiary





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corporation of NCBE.  After the execution of this Agreement, NCBE will undertake to cause the formation of a new banking corporation to be organized under the laws of the State of Illinois ("New Bank"), and thereafter NCBE and White County will cause, subject to the terms and conditions set forth in this Agreement, the merger of White County and the New Bank, in accordance with the terms set forth in the Merger Agreement attached hereto and designated Appendix A (the "Merger Agreement"). From and after the time the merger of White County and New Bank shall become effective, the "Merger" and as and when required by this Agreement and the Merger Agreement, NCBE will issue shares of NCBE Common Stock in exchange for all of the issued and outstanding shares of White County Common Stock.

         In consideration of mutual covenants and premises herein contained, NCBE and White County hereby make this Agreement and prescribe the terms and conditions of the Merger and the mode of carrying the Merger into effect as follows:

1. Formation of New Bank. As soon as practicable after the date hereof, NCBE shall commence formation of the New Bank, all of the outstanding shares of which will be acquired by NCBE prior to the merger of White County and the New Bank. NCBE will proceed with formation of the New Bank with due diligence. The New Bank will merge with White County pursuant to the Merger Agreement. Upon consummation of the Merger, Stockholders of White County will be entitled to receive as consideration for their shares of White County shares of NCBE in accordance with the provisions regarding the exchange of shares set forth in the Merger Agreement.

2. The Merger Agreement. Promptly following the commencement of the corporate existence of the New Bank, White County and NCBE shall enter into, and NCBE shall cause the New Bank to enter into, the Merger Agreement.

3. Discussions with Others. White County or its officers, directors or agents will not solicit inquiries or proposals or initiate any discussions or negotiations leading to any acquisition or purchase of all or a substantial portion of the assets or stock of White





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         County or any merger or consolidation of White County with any third party without the prior written consent from NCBE, so long as this Agreement is pending.

4. Undertakings of the Parties. NCBE and White County further agree as follows:

         (a) This Agreement and the Merger Agreement shall be submitted to the Stockholders of White County for approval and adoption at a special meeting of Stockholders to be called and held in accordance with law and the Articles of Incorporation and Bylaws of White County.

         (b) NCBE and White County will cooperate in the preparation by NCBE of the application to the Board of Governors of the Federal Reserve System (the "Board") under the appropriate provisions of Section 3 of the Bank Holding Company Act of 1956, as amended, and to any other state or federal regulatory agency which may be required to facilitate the Merger. NCBE and White County will cooperate in the preparation of proxy and registration statements under the federal and state securities laws so as to facilitate the exchange of shares as contemplated by this Agreement and the Merger Agreement.

         (c) Each party will assume and pay all of its fees and expenses incurred by it incident to the negotiation, preparation and execution of this Agreement, obtaining of the requisite regulatory and shareholder consents and approvals and all other acts incidental to, contemplated by or in pursuance of this Agreement. NCBE shall promptly prepare and file at no expense to White County: (i) any and all required regulatory applications necessary in connection with the transactions contemplated by this Agreement; and (ii) an S-4 Registration Statement to be filed with the Securities and Exchange Commission to register the shares of NCBE Common Stock to be issued in connection with the transactions contemplated by this Agreement. Such registration statement will not cover resale's by any persons who may be considered "underwriters" under Rule 145(c) of the Securities Act of 1933, as amended (the "1933 Act"). NCBE will also take any action required to





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                 be taken under any applicable state securities or "Blue Sky"
                 laws in connection with the Merger.

         (d) All information furnished by one party to another party in connection with this Agreement and the transactions contemplated hereby will be kept confidential by such other party and will be used only in connection with this Agreement and the transactions contemplated hereby, except to the extent that such information: (i) is already known to such other party when received; (ii) thereafter becomes lawfully obtainable from other sources; or (iii) is required to be disclosed in any document filed with the Securities and Exchange Commission, the Board, or any other governmental agency or authority. In the event that this Agreement is terminated, each party will return to the other party or destroy any documents received by it from the other party that contain any such confidential information.

         (e) After (i) receipt of the Board's prior approval of NCBE's acquisition of White County; (ii) the approval of the Stockholders of White County; and (iii) the regulatory waiting period(s) have expired, NCBE shall designate the date as of which NCBE desires the Merger to become effective and the time the Merger shall become effective shall occur at the time and on the date so designated. However, any date so specified shall not be later than either (a) the first of the month immediately following the month in which the last of the events described above (i-iii) occurs if said event occurs before the twenty-first day of such month or (b) the first day of the second month immediately following such month if the last of the events described above occurs after the twentieth day of such month.

         (f) Subject to the terms and conditions of this Agreement, NCBE and White County each agree that, subject to applicable laws and to the fiduciary duties of its Directors, each will promptly take or cause to be taken all action, and promptly do or cause to be done all things necessary, proper or advisable under applicable laws





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                 and regulations to consummate and make effective the Merger and other transactions contemplated by this Agreement.

         (g) As soon as practicable following the time the Merger shall become effective, employees of White County shall be entitled to participate in all employee benefit plans of NCBE. For purposes of eligibility and vesting in the NCBE Employees' Savings and Profit Sharing Plan, employees of White County will be given credit for their years of service as employees of White County. For purposes of the NCBE Employees' Plan for Pensions will be subject to all eligibility and vesting provisions of such plan, including years of service, without credit for service as an employee of White County.

         (h) White County shall, prior to the time the Merger shall become effective, take such actions as shall be necessary or desirable to cause the White County Employee Stock Ownership Plan (the "ESOP") to be terminated at or after the effective date of Merger.

         (i) NCBE undertakes to cause, immediately after the effective date of the Merger, the continuance as Directors of White County, all those persons serving as Directors immediately prior to the effective time of the Merger, plus one additional person to be named by NCBE will be added to the Board of Directors of White County.

         (j) NCBE will maintain "current public information" within the meaning of Rule 144 for three (3) years following the effective date.

5. Dissenting Stockholders. Holders of White County Common Stock who do not vote their shares in favor of the Merger and otherwise comply in all respects to perfect dissenters' rights, will be entitled to dissenters' or appraisal rights, if any, pursuant to and solely upon strict compliance with, the applicable provisions of Illinois law.

6. Tax Opinion. NCBE and White County, for the benefit of their Stockholders shall obtain a written opinion of NCBE's counsel, Werner & Blank Co., L.P.A., to the effect that:





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         (a)     The statutory merger of New Bank with and into White County will constitute a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code;

         (b) No gain or loss will be recognized by White County or NCBE as a consequence of the transactions herein contemplated;

         (c) No gain or loss will be recognized by the Stockholders of White County on the exchange of their shares of White County Common Stock for shares of NCBE Common Stock (disregarding for this purpose any cash received for fractional share interests to which they may be entitled);

         (d) The federal income tax basis of the NCBE Common Stock received by the Stockholders of White County for their shares of White County Common Stock will be the same as the federal income tax basis of the White County Common Stock surrendered in exchange therefor; and

         (e) The holding period of the NCBE Common Stock received by a shareholder of White County for shares of White County Common Stock will include the period for which the White County Common Stock exchanged therefor was held, provided the exchanged White County Common Stock was held as a capital asset by such shareholder on the date of the exchange.

7. Representations and Warranties of NCBE. NCBE represents and warrants to White County as follows:

         (a) NCBE is a corporation duly organized and validly existing under the laws of the State of Indiana, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is qualified to do business in the State of Indiana, together with all other jurisdictions where it is both required to so qualify and the failure to so qualify would have material and adverse consequences to NCBE. NCBE has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to





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                 engage in the businesses and activities now conducted by it.
                 As of June 30, 1994, the authorized capital stock of NCBE consisted of 5,000,000 shares of common stock, par value $3.33 1/3 per share of which a total of 3,693,254 shares were issued and outstanding and no shares were held by NCBE as treasury stock. All of said shares of capital stock are fully paid and nonassessable and are not issued in violation of the preemptive rights of any shareholder.

         (b) NCBE has furnished to White County copies of the following financial statements relating to NCBE and its consolidated subsidiaries: (i) the audited Consolidated Balance Sheets of NCBE as of December 31, 1993, and 1992, and the Consolidated Statements of Income, Stockholders' Equity and Statements of Cash Flows for the three years ended December 31, 1993, 1992 and 1991, together with the notes thereto; and (ii) the unaudited Consolidated Balance Sheet of NCBE as of June 30, 1994, and the unaudited Consolidated Statements of Income and Stockholders' equity for the period then ended. Each of the aforementioned financial statements was prepared in accordance with Generally Accepted Accounting Principles, consistently applied and is true and correct in all material respects and together present fairly the consolidated financial position and results of operations of NCBE as of the dates and for the periods therein set forth (subject, in the case of such interim financial statements, to normal year-end audit adjustments). Such financial statements do not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, misleading in any material respect. Since December 31, 1993, there has not been any material adverse change in the financial condition, results of operations, business or prospects of NCBE and its subsidiaries on a consolidated basis.





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         (c)     The Board of Directors of NCBE has authorized execution of this Agreement and the Merger Agreement and approved the merger of the New Bank and White County as contemplated herein and therein. NCBE has all requisite power and authority to enter into this Agreement and the Merger Agreement and NCBE has the authority to consummate the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of NCBE and this Agreement and the consummation of the transactions contemplated herein have been duly authorized and approved on behalf of NCBE by all requisite corporate action. Provided the required approvals are obtained from the Board, neither the execution and delivery of this Agreement or the Merger Agreement nor the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court or other governmental agency to which NCBE may be subject, any contract, agreement or instrument to which NCBE is a party or by which NCBE is bound or committed, or the Articles of Incorporation or Bylaws of NCBE, or constitute an event which with the lapse of time or action by a third party, could, to the best of NCBE's knowledge, result in the default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of NCBE or upon any of the stock of NCBE, except, however, in the case of contracts, agreements or instruments, such defaults, conflicts or breaches which either (i) will be cured or waived prior to the time the Merger becomes effective, or (ii) if not so cured or waived would not, in the aggregate, have any material adverse effect on the financial condition, results of operations or business of NCBE on a consolidated basis.

         (d) There is no litigation, action, suit, investigation or proceeding pending or, to the best of the knowledge after due inquiry of NCBE and its executive officers,





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                 threatened, against or affecting NCBE or its subsidiaries or involving any of their respective properties or assets, at law or in equity, before any federal, state, municipal, local or other governmental authority, involving a material amount which, if resolved adversely to the interest of NCBE or its subsidiaries, would materially affect the financial conditions or operations of NCBE or its subsidiaries and/or its ability to perform under this Merger Agreement, and to the best of the knowledge and belief after due inquiry of NCBE and its executive officers, no one has asserted and no one has reasonable or valid grounds on which it reasonably can be expected that anyone will assert any such claims against NCBE or its subsidiaries based upon the wrongful action or inaction of NCBE or its subsidiaries or any of their respective officers, directors or employees.

         (e) At the time the Merger shall become effective and on such subsequent date when the former Stockholders of White County surrender their White County share certificates for cancellation, the shares of NCBE Common Stock to be received by Stockholders of White County will have been duly authorized and validly issued by NCBE and will be fully paid and nonassessable.

         (f) NCBE has not incurred and will not incur directly or indirectly any liability for brokerage, finders', agents' or investment bankers' fees or commissions in connection with this Merger Agreement or the transactions contemplated thereby.

         (g) The Employees' Savings and Profit Sharing Plan of National City Bancshares, Inc. and the Plan for Pensions of National City Bancshares, Inc. (hereinafter referred to collectively as the "plans") which purport to be qualified plans under Section 401(a) of the Internal Revenue Code is so qualified and is in compliance in all material respects with the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). All material notices, reports and other filings required under applicable law to be given or made to or with any governmental agency with respect to the plans have been





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                 timely filed or delivered where failure to file will result in a penalty or result in disqualification of the plan. NCBE has no knowledge either of any circumstances which would adversely affect the qualifications of the plans or their compliance with the applicable requirements of ERISA, or of any "reportable event" (as such term is defined in Section 4043(b) of ERISA) or any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Internal Revenue Code) which has occurred since the date on which said section became applicable to the plans. With respect to those plans which are defined benefit plans within the meaning of ERISA, such plans meet the minimum funding standards set forth in the Internal Revenue Code and ERISA.

         (h) NCBE has delivered to White County copies of the Annual Report on Form 10-K filed with the Securities and Exchange Commission by NCBE for its fiscal years ended December 31, 1993, 1992, and 1991 including exhibits and all documents incorporated by reference therein, and the proxy materials disseminated by NCBE to its Stockholders in connection with the 1994 Annual Meeting of Stockholders of NCBE; such Annual Report and proxy materials do not misstate a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

         (i) Since December 31, 1993, each of NCBE and its subsidiaries has conducted business only in the ordinary course, and has preserved its corporate existence, business and goodwill intact, except for the sale by NCBE of the Ayer-Wagoner-Deal Insurance Agency, Inc.

         (j) NCBE and the NCBE Banks each have good and marketable title to all assets and properties, whether real or personal, tangible or intangible, including without limitation the capital stock of the NCBE Banks and all other assets and properties reflected in NCBE's Balance Sheet of December 31, 1993 or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of





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                 for fair value in the ordinary course of business since
                 December 31, 1993) subject to no liens, mortgages, security interests, encumbrances, pledges or charges of any kind, except: (i) those items that secure liabilities that are reflected in said Balance Sheet; (ii) statutory liens for taxes not yet delinquent; and (iii) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and such liens, mortgages, security interests, encumbrances and charges are not in the aggregate, material to the assets and properties of NCBE. NCBE or the NCBE Banks as lessee has the contractual right under valid leases to occupy, use, possess and control all material property leased by NCBE or the NCBE Banks.

         (k) To the best of the knowledge after due inquiry of NCBE and its executive officers, NCBE and the NCBE Banks have complied with all laws, regulations and orders applicable to them and to the conduct of their businesses, including without limitation, all statutes, rules and regulations pertaining to the conduct of banking activities except for possible technical violations which together with any penalty which results therefrom are or will be of no material consequence to either NCBE or the NCBE Banks. Neither NCBE nor any of the NCBE Banks are the subject of, nor a party to, any regulatory action or agreement such as letter agreements, memorandum of understanding, cease and desist orders or like agreements. Neither NCBE nor the NCBE Banks are in default under, and no event has occurred which, with the lapse of time or action by a third party, could, to the best of NCBE's knowledge after due inquiry, result in the default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity, where the default(s) could reasonably be expected to have a material adverse effect on the financial conditions, results of operations or business of NCBE or the NCBE Banks on a consolidated basis.





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         (l)     NCBE has duly filed all federal, state, county and local
                 income, excise, real and personal property and other tax returns and reports (including, but not limited to, social security, withholding, unemployment insurance, and sales and use taxes) required to have been filed by NCBE up to the date hereof. To the best of the knowledge and belief of NCBE all such returns are true and correct in all material respects, and NCBE has paid or, prior to the time the Merger shall become effective, will pay all taxes, interest and penalties shown on such return or reports or claimed (other than those claims being contested in good faith and which have been disclosed to White County) to be due to any federal, state, county, local or other taxing authority, and there is, and at the time the Merger shall become effective will be, no basis for any additional claim or assessment which might materially and adversely affect NCBE or the NCBE Banks, and for which an adequate reserve has not been established. To the best of its knowledge and belief, NCBE has paid or made adequate provision in its financial statements or its books and records for all taxes payable in respect of all periods ending as of the date thereof. To the best of its knowledge and belief NCBE has, or at the time the Merger shall become effective will have, no material liability for any taxes, interest or penalties of any nature whatsoever, except for those taxes which may have arisen up to the time the Merger shall become effective in the ordinary course of business and are properly accrued on the books of NCBE as of the time the Merger shall become effective.

8. Representations and Warranties of White County. White County represents and warrants to NCBE as follows:

         (a) White County is a banking corporation duly organized and validly existing in good standing under the laws of the State of Illinois. White County has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the





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                 businesses and activities now conducted by it.  As of the date of this Agreement, the authorized capital stock of White
                 County consists of 9,600 shares of common stock with $100 par value, of which a total of 9,600 shares are issued and outstanding and none are shares of treasury stock owned by White County. All of said shares of capital stock are fully paid and nonassessable and are not issued in violation of the preemptive rights of any shareholder. There are no outstanding options, warrants or commitments of any kind relating to White County's capital stock except as disclosed in the letter to NCBE of even date herewith.

         (b) White County has furnished to NCBE copies of all financial statements relating to White County, as filed with the appropriate regulatory agencies, as of and for the years ended December 31, 1993 and 1992. White County has furnished to NCBE copies of all financial statements relating to White County, as filed with the appropriate regulatory agencies, as of and for the period ended June 30, 1994. Each of the aforementioned financial statements is prepared in accordance with Generally Accepted Accounting Principles or applicable regulatory accounting principles applicable to White County consistently applied and is true and correct in all material respects and together present fairly the consolidated financial position and results of operations of White County as of the dates and for the periods therein set forth (subject, in the case of such interim financial statements, to normal year-end adjustments). White County financial statements do not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, misleading in any material respect, except for certain off balance sheet liabilities which are disclosed in White County's letter to NCBE of even date herewith. Since December 31, 1993, there has not been any material adverse





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                 change in the financial condition, results of operations,
                 business or prospects of White County.

         (c) The Board of Directors of White County has authorized execution of this Agreement. Subject to the approval by the Stockholders of White County, White County has all requisite power and authority to enter in this Agreement and the Merger Agreement. White County has the authority to consummate the transactions contemplated hereby so that, provided all required corporate and regulatory approvals are obtained, neither the execution and delivery of this Agreement, the Merger Agreement nor the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court or other governmental agency to which White County may be subject, any contract, agreement or instrument to which White County is a party or by which White County is bound or committed, or the Articles of Incorporation or Bylaws of White County, or constitute an event which with the lapse of time or action by a third party, could, to the best of White County's knowledge, result in the default under any of the foregoing or result in the creation of any lien, charge, encumbrance upon any of the assets, property or capital stock of White County, except, however, in the case of contracts, agreements or instruments, such defaults, conflicts or breaches which either
                 (i) will be cured or waived prior to the time the Merger becomes effective, or (ii) if not so cured or waived would not, in the aggregate, have any material adverse effect on the financial condition, results of operations or business of White County.

         (d) Except as disclosed in White County's letter to NCBE of even date herewith, there is no litigation, action, suit, investigation or proceeding pending or, to the best of their knowledge after due inquiry of White County and its executive officers,





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                 overtly threatened, against or affecting White County or
                 involving any of their respective properties or assets, at law or in equity, before any federal, state, municipal, local or other governmental authority, involving a material amount which, if resolved adversely to the interest of White County, would materially affect the financial condition or operations of White County and/or its ability to perform under this Agreement or the Merger Agreement, and to the best of the knowledge and belief after due inquiry of White County and its executive officers, no one has asserted and no one has reasonable or valid ground on which it reasonably can be expected that anyone will assert any such claims against White County based upon the wrongful action or inaction of White County or its respective officers, directors or employees.

         (e) White County has good and marketable title to all assets and properties, whether real or personal, tangible or intangible reflected in White County's Balance Sheet of December 31, 1993 or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1993) subject to no liens, mortgages, security interests, encumbrances, pledges or charges of any kind, except: (i) those items that secure liabilities that are reflected in said Balance Sheet; (ii) statutory liens for taxes not yet delinquent; and (iii) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and such liens, mortgages, security interests, encumbrances and charges are not in the aggregate, material to the assets and properties of White County. White County as lessee has the contractual right under valid leases to occupy, use, possess and control all material property leased by White County.

         (f) To the best of the knowledge after due inquiry of White County and its executive officers, White County has complied with all laws, regulations and orders applicable to it and to the conduct of its business, including without limitation, all statutes, rules and regulations pertaining to the conduct of White County banking activities except for possible technical violations which together with any penalty which results therefrom are or will be of no material consequence to White County. Except as disclosed in White County's letter to NCBE of even date herewith, White County is not the subject of nor is a party to, any regulatory actions or agreement such as letter agreements, memorandum of understanding, cease and desist order or like agreements. White County is not in default under, and no event has occurred which, with the lapse of time or action by a third party, could, to the best of White County's knowledge after due inquiry, result in the default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity, where the default(s) could reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of White County.

         (g) Except as disclosed in White County's letter to NCBE of even date herewith, receipt of which is acknowledged by NCBE, White County has not, since December 31, 1993 to the date hereof:
                 (i) issued or sold any of its capital stock or any corporate debt securities; (ii) granted any option for the purchase of capital stock; (iii) declared or set aside or paid any dividend or other distribution in respect of its capital stock except as permitted pursuant to Section 9(a) hereof or, directly or indirectly, purchased, redeemed or otherwise acquired any shares of such stock; (iv) incurred any obligation or liability (absolute or contingent), except for obligations reflected in this Agreement or the Merger Agreement, and except for obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected to lien or encumbrance (other than statutory liens for taxes not yet delinquent) any of its assets or properties;
                 (v) discharged or
                 satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than the current portion of any long term liabilities which become due after December 31, 1993, current liabilities included in its financial statements as of December 31, 1993, current liabilities incurred since the date thereof in the ordinary course of business and liabilities incurred in carrying out the transactions contemplated by this Agreement or the Merger Agreement; (vi) sold, exchanged or otherwise disposed of any of its material capital assets outside the ordinary course of business; (vii) made any extraordinary officers' salary increase or wage increase, entered into any employment contract with any officer or salaried employee or, instituted any employee welfare, bonus, stock option, profit-sharing, retirement or similar plan or arrangement; (viii) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, property or assets or waived (except for fair consideration) any rights of value which are material in the aggregate, considering its business taken as a whole; or (ix) entered or agreed to enter into any agreement or arrangement granting any preferential right to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights.

         (h) Except as disclosed in White County's letter to NCBE of even date herewith, White County is not a party to or bound by any written or oral: (i) employment or consulting contract which is not terminable by it on 60 days or less notice, (ii) employee bonus (other than an annual bonus to be paid to employees of White County for the year 1994, in amounts and on dates consistent with past practice, which bonuses are payable at the discretion of the White County board of directors), deferred compensation, pension, stock bonus or purchase, profit-sharing, retirement or stock option plan, (iii) other employee benefit or welfare plan, or (iv) other executory material agreements which in any case obligate

                 White County to make any payment(s) which in the aggregate exceed $10,000 per year except for contracts terminable on 60 days notice. All such pension, stock bonus or purchase, profit-sharing, defined benefit and retirement plans set forth under the caption "Qualified Plans" in the White County Document List (hereinafter referred to collectively as the "plan") are qualified plans under Section 401(a) of the Internal Revenue Code and in compliance in all material respects with ERISA. All material notices, reports and other filings required under applicable law to be given or made to or with any governmental agency with respect to the plans have been timely filed or delivered where failure to file would result in a penalty and/or result in disqualification of the plan. White County has no knowledge either of any circumstances which would adversely affect the qualification of the plans or their compliance with ERISA, or of any unreported "reportable event" (as such term is defined in Section 4043(b) of ERISA) or, except as disclosed in White County's letter to NCBE of even date herewith, any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Internal Revenue Code) which has occurred since the date on which said sections became applicable to the plans. The plans meet the minimum funding standards set forth in the Internal Revenue Code and ERISA.

         (i) White County has duly filed all federal, state, county and local income, excise, real and personal property and other tax returns and reports (including, but not limited to, social security, withholding, unemployment insurance, and sales and use taxes) required to have been filed by White County up to the date hereof. Except as set forth in White County's letter to NCBE of even date herewith, receipt of which is acknowledged by NCBE, to the best of the knowledge and belief of White County all such returns are true and correct in all material respects, and White County has paid or, prior to the time the Merger shall become effective, will pay all taxes, interest and penalties shown on such return or reports or claimed together than those claims being contested in good faith and which have been disclosed to NCBE to be due to any federal, state, county, local or other taxing authority, and there is, and at the time the Merger shall become effective will be, no basis for any additional claim or assessment which might materially and adversely affect White County and for which an adequate reserve has not been established. To the best of its knowledge and belief, White County has paid or made adequate provision in its financial statements or its books and records for all taxes payable in respect of all periods ending as of the date thereof. To the best of its knowledge and belief, White County has, or at the time the Merger shall become effective will have, no material liability for any taxes, interest or penalties of any nature whatsoever, except for those taxes which may have arisen up to the time the Merger shall become effective in the ordinary course of business and are properly accrued on the books of White County as of the time the Merger shall become effective.

         (j) To the best of its knowledge and belief, but without having undertaken an environmental audit, White County has no knowledge of any underground storage tanks, any hazardous substances, hazardous waste, pollutant or contaminant, including, but not limited to, asbestos (except as previously disclosed to NCBE in a letter of even date herewith), PCB's or urea formaldehyde, having been generated, released into, stored or deposited over, upon or below (in storage tanks or otherwise) White County's premises or any other real property owned or leased by White County other than other real estate owned, for which no investigation was conducted by White County, but for which White County has no knowledge of such, or into any water systems on or below the surface of the White County premises or any other real property owned or leased by White County other than other real estate owned, for which no investigation was conducted by White

                 County, but for which White County has no knowledge of such from any source whatsoever. As used in this Agreement, the terms "hazardous substance," "hazardous waste," "pollutant" and "contaminant" mean any substance, waste, pollutant or contaminant included within such terms under any applicable Federal, state or local statute or regulation.

         (k) White County has in effect insurance coverage with reputable insurers, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against companies comparable in size and operation to White County.

         (l) Except as disclosed in White County's letter to NCBE of even date herewith, White County has not incurred and will not incur any liability for brokerage, finders', agents', or investment bankers' fees or commissions in connection with this Agreement or the Merger Agreement or the transactions contemplated hereby and thereby.

         (m) The directors of White County executing this Agreement shall vote the shares of White County held directly by them in favor of adoption of the Agreement.

9. Action by White County Pending Effective Time. White County agrees that from the date of this Agreement until the time the Merger shall become effective, except with prior written permission of NCBE:

         (a) Beginning with the date hereof and until such time as the Merger shall become effective, White County will not declare or pay any dividends or make any distributions other than regular cash dividends, payable at such times and in amounts consistent with past practice and not to exceed the per share rate paid in the prior calendar year, provided, however, that Stockholders of White County may for any given quarter, receive dividends attributable to that quarter only from NCBE or White County, but not from both. If, prior to the consummation of the Merger, White County shall declare a stock dividend or make distributions upon or subdivide, split up, reclassify or combine its shares of common stock in any security convertible into its common stock, appropriate adjustment or adjustments will be made in the foregoing per share dividend rate.

         (b) White County will not issue, sell, grant any option for, or acquire for value any shares of its capital stock or otherwise effect any change in connection with its capitalization.

         (c) Except as otherwise set forth in or contemplated by this Agreement or the Merger Agreement, White County will carry on its businesses in substantially the same manner as heretofore, keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it and use its best efforts to maintain and preserve its business organization intact.

         (d) White County will not: (i) enter into any transaction other than in the ordinary course of business or incur or agree to incur any obligation or liability except liabilities incurred and obligations entered into in the ordinary course of business; (ii) change its lending, investment, liability management and other material White County banking policies in any material respect; (iii) except as committed for adjustment as of the date hereof and consistent with prior practice, grant any general or uniform increase in the rates of pay of employees; (iv) except as disclosed in White County's letter to NCBE of even date herewith, incur or commit to any capital expenditures other than in the ordinary course of business (which in no event shall include the establishment of new branches and such other facilities or any capital expenditures for any purpose which exceed 1% of White County's combined capital, surplus and undivided profit accounts as of December 31, 1993), or (v) merge into, consolidate with or sell its assets to any other corporation or person, or permit any other corporation to be merged or consolidated with it or acquire all of the assets of any other corporation or person.

         (e) White County will not change its method of accounting in effect at December 31, 1993 except as required by changes in generally accepted accounting principles and concurred in by White County's independent auditors, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of White County's Federal income tax returns for the taxable year ending December 31, 1993, except for changes required by law.

         (f) White County will afford NCBE, its officers and other authorized representatives, such access to all books, records, tax returns, leases, contracts and documents of White County and will furnish to NCBE such information with respect to the assets and business of White County as NCBE may from time to time reasonably request in connection with this Agreement or the Merger Agreement and the transactions contemplated hereby or thereby.

         (g) White County will promptly advise NCBE in writing of all material actions taken by the directors and Stockholders of White County, furnish NCBE with copies of all interim financial statements of White County as they become available, and keep NCBE fully informed concerning all developments which in the opinion of White County may have a material effect upon the business, properties or condition (either financial or otherwise) of White County.

10. Action by NCBE Pending Effective Time. NCBE agrees that from the date of this Agreement until the time the Merger shall become effective:

         (a) NCBE will carry on its business in substantially the same manner as heretofore except as otherwise set forth in or contemplated by this Agreement, and NCBE will keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it and use its best efforts to maintain and preserve its business organization intact. White County acknowledges that, in the ordinary course of its business as a bank holding company, NCBE from time-to-time, enters into an agreement(s) to acquire by merger, stock purchase or like means, another financial institution or its holding company.

         (b) NCBE will not change its methods of accounting in effect at December 31, 1993, except as required by changes in generally accepted accounting principles as concurred in by NCBE's independent auditors, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns of NCBE Banks for the taxable year ending December 31, 1993, except for changes required by law or take any action which could jeopardize the tax free nature of the Merger or the pooling of interests accounting treatment for the Merger.

         (c) NCBE will promptly advise White County in writing of all material corporate actions taken by the directors of NCBE, furnish White County with copies of interim financial statements of NCBE and all reports, schedules and statements filed by or delivered to NCBE pursuant to the Securities and Exchange Act of 1934 and the rules and regulations promulgated thereunder, as they become available, and keep White County fully informed concerning all developments which in the opinion of NCBE may have a material effect upon the business, properties or condition (either financial or otherwise) of NCBE.

11. Conditions to Obligations of NCBE. The obligations of NCBE under this Agreement and the Merger Agreement are subject, unless waived by NCBE, to the satisfaction of the following conditions on or prior to the time the Merger shall become effective:

         (a) There shall not have been any material adverse change or discovery of a condition or the occurrence of an event which has or is likely to result in such a change, in the financial condition, aggregate net assets, Stockholders' equity, business or operating results of White County from December 31, 1993 to the time the Merger shall become effective.

         (b) White County shall not have paid cash dividends from the date hereof to the time the Merger shall become effective except as permitted under this Agreement.

         (c) All representations by White County contained in this Agreement and the Merger Agreement shall be true in all material respects at, or as of, the time the Merger shall become effective as though such representations were made at and as of said date, except for changes contemplated by this Agreement or the Merger Agreement and except also for representations as of a specified time other than the time the Merger shall become effective, which shall be true in all material respects at such specified time.

         (d) NCBE shall have received the opinion of legal counsel for White County, dated the time the Merger shall become effective, substantially to the effect set forth in Exhibit A hereto.

         (e) White County shall have performed or satisfied in all material respects all agreements and conditions required by this Agreement or the Merger Agreement to be performed or satisfied by it at or prior to the time the Merger shall become effective.

         (f) At the time the Merger shall become effective, no suit, action or proceeding shall be pending or overtly threatened before any court or other governmental agency by the federal or state government in which it is sought to restrain or prohibit the consummation of the Merger, and no other suit, action or proceeding shall be pending or overtly threatened and no liability or claim shall have been asserted against White County which NCBE shall in good faith determine, with advice of counsel: (i) has a reasonable likelihood of being successfully prosecuted and (ii) if successfully prosecuted, would materially and adversely affect the benefits hereunder intended for NCBE.

         (g) Prior to the time the Merger shall become effective, NCBE shall not have been deprived of adequate opportunity to conduct such review and examination of the business, properties, and condition (financial or otherwise) of White County as NCBE shall have deemed prudent, and such review and examination shall not have disclosed matters which are inconsistent in any material respect with any of the representations and warranties of White County contained in this Agreement or the Merger Agreement. Immediately prior to the time the Merger shall become effective, White County shall be entitled to receive from NCBE a statement as to whether the condition set forth herein has been satisfied.

         (h) Holders of White County Common Stock who are entitled to exercise in the aggregate not more than 5% of the voting power of the issued and outstanding White County Common Stock as of the time the Merger shall become effective shall have taken steps to perfect their rights as dissenting Stockholders pursuant to the provisions of Section 5/29 of the Illinois Banking Act so that if, at the time the Merger shall become effective, holders of more than 5% of such shares shall have taken such steps, NCBE may, at its option, refuse to consummate the Merger.

         (i) White County shall have furnished NCBE certificates, signed on its behalf by the Chairman or President and the Secretary or an Assistant Secretary of White County and dated the time the Merger shall become effective, to the effect that to the best of their knowledge, after due inquiry, the conditions described in Paragraphs (a), (b), (c), and (f) of this Section 11 have been fully satisfied.

         (j) NCBE shall have received assurances, satisfactory to it, that the Merger will be accounted for as a pooling of interest.

12. Conditions to Obligations of White County. The obligations of White County under this Agreement or the Merger Agreement are subject, unless waived by White County, to the satisfaction on or prior to the time the Merger shall become effective of the following conditions:

         (a) There shall not have been any material adverse change or discovery of a condition or the occurrence of an event which has or is likely to result in such a change, in the financial condition, aggregate net assets, Stockholders' equity, business, or operating results of NCBE from December 31, 1993 to the time the Merger shall become effective.

         (b) All representations by NCBE contained in this Agreement and the Merger Agreement shall be true in all material respects at, or as of, the time the Merger shall become effective as though such representations were made at and as of said date, except for changes contemplated by this Agreement and the Merger Agreement, and except also for representations as of a specified time other than the time the Merger shall become effective, which shall be true in all material respects at such specified time.

         (c) White County shall have received the opinion of Counsel for NCBE dated the time the Merger shall become effective substantially to the effect set forth in Exhibit B hereto.

         (d) NCBE shall have performed or satisfied in all material respects all agreements and conditions required by this Agreement and the Merger Agreement to be performed or satisfied by it at or prior to the time the Merger shall become effective.

         (e) At the time the Merger shall become effective, no suit, action or proceeding shall be pending or overtly threatened before any court or other governmental agency of the federal or state government in which it is sought to restrain, prohibit or set aside consummation of the Merger and no other suit, action or proceeding shall be pending or overtly threatened and no liability or claim shall have been asserted against NCBE which White County shall in good faith determine, with advice of counsel: (i) has a reasonable likelihood of being successfully prosecuted and (ii) if successfully prosecuted, would materially and adversely affect the benefits hereunder intended for White County and its Stockholders.

         (f) NCBE shall have furnished White County a certificate, signed by the Chairman or President and by the Secretary or Assistant Secretary of NCBE and dated the time the Merger shall become effective to the effect that to the best of their knowledge after due inquiry the conditions described in Paragraphs (a),
                 (b), and (e) of this Section 12 have been fully satisfied.

13. Conditions to Obligations of All Parties. In addition to the provisions of Sections 11 and 12 hereof, the obligations of NCBE and White County to cause the transactions contemplated herein to be consummated shall be subject to the satisfaction of the following conditions on or prior to the time the Merger shall become effective:

         (a) The parties hereto shall have received all necessary approvals of governmental agencies and authorities of the transactions contemplated by this Agreement and each of such approvals shall remain in full force and effect at the time the Merger shall become effective and such approvals and the transactions contemplated thereby shall not have been contested by any federal or state governmental authority by formal proceeding, or contested by any other third party by formal proceeding which the Board of Directors or the party asserting a failure of a condition under this Section 13(a) shall in good faith determine, with the advice of counsel: (i) has a reasonable likelihood of being successfully prosecuted and (ii) if successfully prosecuted, would materially and adversely affect the benefits hereunder intended for such party. It is understood that, if any contest as aforesaid is brought by formal proceedings, NCBE may, but shall not be obligated to, answer and defend such contest. NCBE shall notify White County promptly upon receipt of all necessary governmental approvals.

         (b) The registration statement required to be filed by NCBE pursuant to Section 4(c) of this Agreement shall have become effective by an order of the Securities and Exchange Commission, the shares of NCBE Common Stock to be exchanged in the Merger shall have been qualified or exempted under all applicable state securities laws, and there shall have been no stop order issued or threatened by the Securities and Exchange Commission that suspends or would suspend the effectiveness of the registration statement, and no proceeding shall have been commenced, pending or overtly threatened for such purpose.

         (c) This Agreement and the Merger Agreement shall have been duly adopted, ratified and confirmed by the requisite affirmative votes of the Stockholders of White County.

         (d) NCBE and White County shall have received the opinion called for pursuant to Section 6 of this Agreement and there shall exist as of, at or immediately prior to the time the Merger shall become effective no facts or circumstances which would render such opinion inapplicable in any respect to the transactions to be consummated hereunder.

14. Nonsurvival of Representations and Warranties. The respective representations and warranties of NCBE and White County set forth shall survive the time the Merger shall become effective for a period of one (1) year.

15. Governing Law. This Agreement shall be construed and interpreted according to the applicable laws of the State of Illinois.

16. Assignment. This Agreement and the Merger Agreement and all of the provisions hereof and thereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor the Merger Agreement nor any of the rights, interest, or obligations hereunder or thereunder shall be assigned by either of the parties hereto without the prior written consent of the other party; provided, however, that NCBE shall not engage in a transaction pursuant to which its Stockholders exchange NCBE common stock for securities or property of another party whether by statutory share exchange, merger, consolidation, reorganization or the sale of substantially all the assets of NCBE without concurrently therewith assigning to the acquiring or surviving party, all of the obligations of NCBE under this Agreement.

17.      Satisfaction of Conditions; Termination.

         (a) NCBE agrees to use its best effort to obtain satisfaction of the conditions insofar as they relate to NCBE, and White County agrees to use its best efforts to obtain the satisfaction of the conditions insofar as they relate to White County. If any material condition to the obligations of NCBE set forth in Section 11 or 13 is not substantially satisfied at the time or times contemplated thereby and such condition is not waived by NCBE, or if any material condition to the obligations of White County set forth in Section 12 or 13 is not substantially satisfied at the time or times contemplated thereby and such condition is not waived by White County, or if at any time prior to the time the Merger shall become effective, it shall become reasonably certain that such condition will not be substantially satisfied and such condition is not waived by NCBE or White County, as the case may be, either NCBE or White County may terminate this Agreement by written notice to the other party after the expiration of fifteen (15) days written notice to the other party during which time such other party shall have an opportunity to cure such defect in said condition. This Agreement may be terminated and abandoned (either before or after the meetings of Stockholders contemplated hereby) by mutual written consent of NCBE and White County authorized by their respective Boards of Directors. In the event of such termination caused otherwise than by breach of this Agreement by any of the parties hereto, this Agreement shall cease and terminate, the acquisition of White County as provided herein shall not be consummated, and neither NCBE nor White County shall have any further liability under this Agreement of any nature whatever, including any liability for damages. In the event this Agreement is terminated, the duties of both parties with respect to confidential information set forth in Sections 4(d) shall survive any such termination. In addition to the other grounds for termination of this Agreement set forth herein, this Agreement can be terminated by written notice by either party to the other, in each case authorized by its Board of Directors, if the Merger shall not have been consummated by June 30, 1995, or the date of such notice, whichever is later.

         (b) If termination of this Agreement shall be judicially determined to have been caused by breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have breached this Agreement shall indemnify the other parties for their respective costs, fees and expenses of its counsel, accountants and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related actions and its Stockholders' meetings and actions.

18. Waivers Amendments. Any of the provisions of this Agreement may be waived at any time by the party which is, or the Stockholders of which are, entitled to the benefit thereof, by resolution of the Board of Directors of such party. This Agreement may be amended or modified in whole or in part by an agreement in writing executed in the same manner (but not necessarily by the same person) as this Agreement and which makes reference to this Agreement, pursuant to a resolution, adopted by the Boards of Directors of the respective parties, provided, however, such amendment or modification may be made in this manner by the respective Boards of Directors of NCBE and White County at anytime prior to a favorable vote of such party's Stockholders, but may be made after a favorable vote by the Stockholders of such party, only if, in the opinion of its Board of Directors, such amendment or modification will not have any material adverse effect on the benefits intended under this Agreement for the Stockholders of such party and will not require resolicitation of any proxies from such Stockholders.

19. Entire Agreement. This Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into by NCBE and White County or by any officer or officers of such parties relating to the acquisition of the business or the capital stock of White County by NCBE. Except for the letters specified in this Agreement





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

         (which shall include for purposes hereof the Merger Agreement) and of even date herewith, this Agreement constitutes the entire agreement by the parties, and there are no agreements or commitments except as set forth herein and therein.

20. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

21. Notices. All notices and other communications hereunder shall be deemed to have been duly given if forwarded by a nationally recognized overnight courier service. All notices and other communications hereunder given to any party shall be communicated to the remaining party to this Agreement by mail in the same manner as herein provided.

                 a)  If to NCBE, to:

                 Mr. Robert A. Keil
                 President
                 National City Bancshares, Inc.
                 227 Main Street, P.O. Box 868
                 Evansville, Indiana  47705-0868

                 With copies to:

                 Martin D. Werner, Esq.
                 Werner & Blank Co., L.P.A.
                 7205 W. Central Avenue
                 Toledo, Ohio  43617

                 (b)  If to White County, to:

                 Mr. George H. Schanzle
                 Chairman
                 White County Bank
                 215 E Main Street
                 Carmi, Illinois  62821

                 With copies to:

                 Robert S. Cohen

                 Giffin, Winning, Cohen & Bodewes, P.C.
                 Suite 600 Myers Building
                 One West Old State Capitol Plaza
                 P.O. Box 2117
                 Springfield,   IL   62705

22. Undertakings of Affiliates. NCBE shall have received undertakings in writing from each of such persons, if any, as counsel for NCBE believes might reasonably be considered "affiliates" of White County within the meaning of Rule 145 of the Securities and Exchange Commission pursuant to the Securities Act of 1933, in each case in form and substance satisfactory to counsel for NCBE, to the effect that so long as NCBE complies with its obligations under Section 4(j) hereof, (i) any disposition made by such person of any share of NCBE Common Stock received by such person pursuant to the Merger shall be made within the limits and in accordance with the applicable provisions of said Rule 145, as such Rule may be amended from time to time, and (ii) such person will not sell, assign or transfer any of such NCBE Common Stock until NCBE shall have published financial results including the combined operations of NCBE and White County for a period of at least 30 days following the time the Merger shall become effective.

23. Publicity. NCBE and White County agree to consult with and obtain the consent of the other, prior to any media release or other public disclosures as to the matters covered by this Agreement, except as may be required by law.

         IN WITNESS WHEREOF, this Agreement has been executed the day and year first above written.

ATTEST:                                National City Bancshares, Inc.

NATIONAL CITY BANCSHARES, INC.         By: /s/ JOHN D. LIPPERT
By: /s/ HAROLD A. MANN                    John D. Lippert, Chairman,
Its: Secretary and Treasurer              and Chief Executive Officer

ATTEST:                                White County Bank





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

WHITE COUNTY BANK                       By: /s/ GEORGE H. SCHANZLE
By: /s/ SHARON WINTER                       George H. Schanzle, Chairman
Its: Cashier





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


[As individuals and with respect solely to the understanding made in Section 8(m) of this Agreement.]

/s/ R. KEITH HOSKINS                         /s/ DONALD D. DRONE

/s/ JAMES R. SCHANZLE                        /s/ PAUL D. HAYSE

/s/ CHARLES H. ATTEBERRY                     /s/ FRANK BARBRE

/s/ GEORGE H. SCHANZLE                       _______________________________

/s/ JAMES S. RUHOFF                          _______________________________

/s/ ANNE B. RUSSELL                          _______________________________


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

                                                                      APPENDIX A

                                MERGER AGREEMENT

         THIS MERGER AGREEMENT (this "Agreement") dated as of __________, 1994, is by and between White County Interim Bank ("New Bank"), an Illinois state banking corporation and wholly owned subsidiary of National City Bancshares, Inc., an Indiana corporation ("NCBE") and White County Bank ("White County"), an Illinois state banking corporation and is joined in by NCBE.

                                  WITNESSETH:

         WHEREAS, the Board of Directors of the New Bank and the Board of Directors of White County have determined that it is in the best interests of the New Bank and White County to merge New Bank with and into White County in accordance with the provisions of the laws of the State of Illinois and the Federal Deposit Insurance Act (the "Merger"); and

         WHEREAS, the Board of Directors of White County and the Board of Directors of New Bank have each adopted a resolution approving this Agreement and have directed that the Merger Agreement be submitted to the shareholders of White County and New Bank entitled to vote in respect thereof for adoption and approval;

         NOW, THEREFORE, the parties hereto, subject to the terms and conditions contained herein, agrees as follows:

                                   ARTICLE I

                            Constituent Corporations

         White County and New Bank shall be the constituent banking corporations with respect to the Merger.

                                   ARTICLE II

                                     Merger

         Effective as of the time of the filing of this Agreement with the Commissioner of Banks and Trust Companies for the State of Illinois (the "Effective Time"), New Bank shall be merged into White County and White County shall be the surviving banking corporation (the "Surviving Corporation"), which after the effective time of the Merger shall be known as "White County Bank."

                                  ARTICLE III

                        Articles of Incorporation, Etc.





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


1. At the Effective Time, the Articles of Incorporation and Bylaws of White County shall constitute the Articles of Incorporation of the Surviving Corporation.

2. The Surviving Corporation's main office shall be located at 215 E. Main Street, Carmi, Illinois, until otherwise changed in accordance with law.

3. Attached hereto as Exhibit A is a complete list of the Stockholders of White County as of the date of this Merger Agreement.

4. Attached hereto as Exhibit B is a complete list of the Stockholders of The New Bank as of the date of this Merger Agreement.

5. Attached hereto as Exhibit C is a detailed pro forma financial Statement, based upon financial information as of _____________199_, showing the assets and liabilities of the Surviving Corporation after the Merger.

6. At the Effective Time, the directors of White County then holding office shall constitute the directors of the Surviving Corporation, subject to the Surviving Corporation's Articles of Incorporation and Bylaws and applicable law as to the term and removal of directors.

                                   ARTICLE IV

        Manner of Converting and Exchanging Stock and Capital Structure

1. Subject to the provisions of this Article IV, the manner of converting and exchanging the shares of the constituent corporation's stock at the Effective Time shall be as follows.

         Conversion and Exchange of Shares.


         (a)     At the time the Merger shall become effective;

                 (i) All of the outstanding shares of White County Common Stock shall, (subject to statutory dissenters rights as provided by Section 29 of the Illinois Banking Act; 205 ILCS 5/29, a copy of which is attached hereto as Exhibit D), be exchanged, pro rata, for 264,000 shares, in the aggregate, of NCBE Common Stock (or cash for fractional shares), provided however that in the event that the per share weighted average (based upon the number of shares traded) high and low price of NCBE Common Stock, as reported by the NASDAQ National Market System for the ten business days immediately proceeding the effective date the Merger, is lower than $38.00 or higher than $48.00 per share, (adjusted for any and all stock dividends and stock splits between the date hereof and the effective time of the Merger), either party hereto may elect to renegotiate the provisions hereof relating to the number of shares of NCBE Common Stock issuable





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

                          in the Merger or to terminate the Merger Agreement and the transactions contemplated hereby.

                 (ii) The shares of White County Common Stock issued and outstanding immediately prior to the time the Merger shall become effective shall continue to be issued and outstanding shares of the Surviving Corporation and shall be held by NCBE.

                 (iii) The shares of New Bank held issued and outstanding immediately prior to the effective time of the Merger and held by NCBE shall be deemed canceled.

         (b) No fractional shares or scrip representing fractional shares of NCBE Common Stock will be issued by NCBE in connection with the Merger, but in lieu thereof, any holder of White County Common Stock entitled to such a fractional share shall, upon surrender of the certificate or certificates formerly representing such White County Common Stock, be paid cash, without interest, by NCBE for such fractional share(s). The cash paid for fractional shares shall be based upon the closing bid price of NCBE on the day the Merger shall become effective or the trading day immediately preceding the day the Merger shall become effective if such day shall not be a trading day.

         (c) As soon as practicable after the time the Merger shall become effective, and subject to the provisions set forth above relating to the fractional shares, NCBE, or an Exchange Agent designated thereby, will distribute to the former holders of White County Common Stock in exchange for and upon surrender for cancellation by such holders of a certificate or certificates formerly representing shares of White County Common Stock the certificate(s) for shares of NCBE Common Stock in accordance with the provisions regarding the exchange of shares of White County Common Stock set forth in paragraph 1(a)(i) of this Merger Agreement. Each certificate formerly representing White County Common Stock (other than certificates representing shares of White County Common Stock subject to the rights of dissenting shareholders) shall be deemed for all purposes to evidence the ownership of the number of whole shares of NCBE Common Stock and cash for fractional share interests in NCBE Common Stock into which such shares have been converted. Certificates representing shares of White County Common Stock held by a stockholder of White County, shall be aggregated together in determining the number of fractional shares for which such shareholder shall receive cash as provided for herein. Until surrender of the certificate or certificates formerly representing shares of White County Common Stock, the holder thereof shall not be entitled to receive any dividend or other payment or distribution payable to holders of NCBE Common Stock. Upon such surrender (or in lieu of surrender other provisions reasonably satisfactory to NCBE as are made as set forth in the next following paragraph), there shall be paid to the person entitled thereto the aggregate amount of dividends or other





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

                 payments or distributions (in each case without interest) which became payable after the time the Merger shall become effective on the whole shares of NCBE Common Stock represented by the certificates issued upon such surrender and exchange or in accordance with such other provisions, as the case may be. After the time the Merger shall become effective, the holders of certificates formerly representing shares of White County Common Stock shall cease to have rights with respect to such shares except such rights, if any, as a holder of certificates formerly representing shares of White County Common Stock may have as dissenting shareholders pursuant to Illinois Banking Act and except as aforesaid, their sole rights shall be to exchange said certificates for certificates for shares of NCBE Common Stock in accordance with this Merger Agreement.

                 Certificates formerly representing shares of White County Common Stock surrendered for cancellation by each shareholder entitled to exchange shares of White County Common Stock for shares of NCBE Common Stock by reason of the Merger shall be accompanied by such appropriate instruments of transfer as NCBE may reasonably require, provided, however, that if there be delivered to NCBE by any person who is unable to produce any such certificate formerly representing shares of White County Common Stock for transfer (i) evidence to the reasonable satisfaction of NCBE that any such certificate has been lost, wrongfully taken or destroyed, and (ii) such indemnity agreement as reasonably may be requested by NCBE to save it harmless, and (iii) evidence to the reasonable satisfaction of NCBE that such person is the owner of the shares theretofore represented by each certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present each such certificate and to receive shares of NCBE Common Stock pursuant to this Merger Agreement, then NCBE, in the absence of actual notice to it that any shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such person the certificate(s) representing shares of NCBE Common Stock which such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed certificate representing shares of White County Common Stock.

2. After the Effective Time, there shall be no transfers of the stock transfer books of New Bank of any certificates representing shares of New Bank Common Stock. After the Effective Time, upon presentation to the Surviving Corporation of certificates formerly representing capital stock of New Bank, such certificates shall be canceled.

3. The Resulting Corporation shall have a capital structure equal to the following:

         (a) Common stock of $958,000, consisting of 9,600 shares of $100 par value all of which will be issued and outstanding immediately following the Effective Time of the Merger; and

         (b)     Surplus of $1,540,000; and





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


         (c) Undivided profits, including capital reserves, of $4,603,000, adjusted for all earnings and losses between June 30, 1994, and the Effective Time of the Merger.

                                   ARTICLE V

                                Effect of Merger

         From and after the Effective Time, the Surviving Corporation shall have all of the rights, interests, privileges, powers, immunities and franchises (public and private) of each of the constituent corporations, and all property (real, personal and mixed), all debts due on whatever account, and all other choses in action, of each of the constituent corporations. All interests of or belonging to or due to either of the constituent corporations shall thereupon be deemed to be transferred to and vested in the Surviving Corporation without act or deed and no title to any real estate or any interest therein vested in either of the constituent corporations shall revert or be in any way impaired because of the Merger.

                                   ARTICLE VI

                             Surviving Corporation

         From and after the Effective Time, the Surviving Corporation shall be responsible for all obligations of each of the constituent corporations and each claim existing and each action or proceeding pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place, and the Surviving Corporation may be substituted in the place of such constituent corporation. No right of any creditor of either constituent corporation and no lien upon the property of either constituent corporation shall be impaired by the Merger.

                                  ARTICLE VII

                               Further Documents

         If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances in law are necessary or desirable to vest, perfect or confirm of record in the Surviving Corporation the title to any property or rights of the constituent corporations, or otherwise to carry out the provisions hereof, the persons who were the proper officers and directors of the constituent corporations immediately prior to the Effective Time (or their successors in office) shall execute and deliver any and all proper deeds, assignments and assurances in law, and do all things necessary or proper, to vest, perfect or confirm title to such property or rights in the Surviving Corporation, including, but not limited to, filing with each court or other public tribunal, agency or officer by which White County or New Bank have been appointed in the capacity of fiduciary or agent, and in the court file of each estate, suit or proceeding in which any of them has been acting, a statement setting forth the information required by law or otherwise to carry out the provisions hereof.





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


                                  ARTICLE VIII

                                  Termination

         Notwithstanding the adoption and approval of this Agreement and the Merger by the shareholders of White County and New Bank, this Agreement and the Merger may be terminated:

         (a) At any time prior to the Effective Time, by the mutual consent of the Boards of Directors of White County and New Bank; or

         (b) This Merger Agreement shall automatically terminate in the event of the termination of the Agreement and Plan of Reorganization dated _________, 1994 by and between White County and NCBE to which it relates.

         (c) At any time prior to the Effective Time, by White County or New Bank if there shall have been a final judicial determination (as to which all periods for appeal shall have expired and no appeal shall be pending) that any material provision of this Agreement or of the Merger is illegal, invalid or unenforceable;

         In the event that this Agreement is terminated pursuant to this
Article VIII, the Merger provided for herein shall be abandoned automatically and without any further act or deed by the parties hereto.

                                   ARTICLE IX

                    Conditions to Consummation of the Merger

         The Merger is subject to the approval of all required regulatory authorities, including but not limited to the Commissioner of Banks and Trust Companies for the State of Illinois and to the approval of the stockholders of New Bank and White County in accordance with the Illinois Banking Act. Each of the merging banks agree to pay all examination expenses of the Illinois Commissioner of Banks and Trust Companies incurred in connection with the Merger.


         The consummation of the Merger pursuant to this Merger Agreement and the obligations of the parties hereto is subject to the satisfaction of the provisions and conditions of the Agreement and Plan of Reorganization by and between White County and NCBE dated _______1994.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and attested to on their behalf by the following directors and officers thereunto duly authorized as of the day and year first written above.


White County Bank:                         White County Interim Bank

By: _____________________________          By: _____________________________
George H. Schanzle, President                Robert A. Keil, President

Attest:                                    Attest:

_________________________________          _________________________________
by: _____________________________          by: _____________________________
its: ____________________________          its: ____________________________






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



         I, __________________, the duly appointed and incumbent Cashier of White County State Bank, hereby certify that the Merger Agreement between White County Bank and White County Interim Bank dated ______________, 1994, was adopted and approved by the shareholders of White County Bank on ___________, 1995.



                                              ________________________________


         I, __________________________, the duly appointed and incumbent Cashier of White County Interim Bank, hereby certify that the Merger
Agreement between White County Bank and White County Interim Bank, dated ___________, 1994, was adopted and approved by the unanimous written consent of the sole shareholder of White County Interim Bank dated _________________, 1995.


                                              ________________________________

Joined in by National City Bancshares, Inc.


____________________________
by _________________________
its ________________________





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